Exhibit 99.1

FOR RELEASE AT 6:00 AM CENTRAL TIME (7:00 AM EASTERN TIME)

NOVAMED REPORTS SECOND QUARTER 2004 RESULTS

CHICAGO (August 4, 2004) - NovaMed, Inc. (Nasdaq: NOVA) today reported results for the second quarter and six months ended June 30, 2004. Net income from continuing operations in the second quarter of 2004 increased 5% to $828,000, or $0.04 per diluted share, from $790,000, or $0.04 per diluted share, in the prior year second quarter. The second quarter results for 2004 included a pre-tax loss on the sale of minority interests of $27,000.

For the second quarter ended June 30, 2004, total net revenue increased 10% to $15,477,000 from $14,018,000 for the prior year second quarter. Net revenue from surgical facilities was $11,143,000, up 20% from $9,281,000 in the prior year second quarter. This revenue increase was primarily due to a 25% increase in total surgical procedures performed in the second quarter of 2004 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 8% over the prior year second quarter. Product sales and other revenue was $4,334,000 in the second quarter of 2004, down 9% over the prior year second quarter. Operating income in the second quarter of 2004 increased 28% to $2,535,000, or 16% of net revenue, from $1,979,000, or 14% of net revenue, in the same period last year. Minority interest in the second quarter of 2004 was $1,177,000, up 74% over the prior year second quarter. This increase is due to the sale of minority interests in existing surgical facilities in 2003 and 2004 as well as surgical facilities acquired in 2004.

Net income from continuing operations for the six months ended June 30, 2004 increased 17% to $1,576,000, or $0.07 per diluted share, from $1,349,000, or $0.06 per diluted share, for the six months ended June 30, 2003. The results for the first six months of 2004 and 2003 included pre-tax net gains on the sale of minority interests of $163,000 and $115,000, respectively.

For the six months ended June 30, 2004, total net revenue increased 8% to $29,703,000 from $27,521,000 for the six months ended June 30, 2003. Net revenue from surgical facilities was $20,492,000, up 15% from $17,828,000 in the first six months of the prior year. This revenue increase was primarily due to a 19% increase in total surgical procedures performed in the first six months of 2004 as compared to the same period in the prior year. On a same-facility basis, surgical facilities net revenue increased 8% over the first six months of the prior year. Product sales and other revenue was $9,211,000 in the first six months of 2004, down 5% over the same period in the prior year. Operating income in the first six months of 2004 increased 28% to $4,334,000, or 15% of net revenue, from $3,374,000, or 12% of net revenue, in the same period last year. Minority interest in the first six months of 2004 was $1,930,000, up 54% from the same period last year.

“I am pleased with the progress we are making in our core surgical facilities business,” commented Stephen J. Winjum, NovaMed Chairman, President and Chief Executive Officer. “In the second quarter, our same-facility revenue growth of 8% and our overall facility revenue growth of 20% remains strong as we continue to pursue growth opportunities within our existing portfolio of 22 surgery centers.”

“With our recent acquisition of two additional surgery centers, I am also pleased with the results of our acquisition efforts so far this year. As with the previous three acquisitions we closed in the second quarter, we expect these two acquisitions to be accretive to earnings immediately,” said Mr. Winjum. “We remain committed to finding attractive acquisition and development opportunities that will contribute to our growth momentum. We have the capital and deal pipeline required to continue to execute our external growth strategy,” stated Mr. Winjum.

NovaMed acquires, develops and operates ambulatory surgery centers in partnership with physicians. NovaMed currently owns a majority interest in 22 centers located in 12 states. NovaMed’s executive offices are located in Chicago, Illinois.

As previously announced, NovaMed will hold a conference call to discuss this release at 10:00 a.m. Central Time on Wednesday, August 4, 2004. Investors can listen to the call over the Internet by visiting www.companyboardroom.com or at NovaMed’s website at www.novamed.com. For those who cannot listen to the live broadcast, a replay will be available at these sites through September 3, 2004.

This press release contains forward-looking statements that relate to possible future events. These statements are based on management’s current expectations and are subject to risks and uncertainties, which could cause our actual results to differ materially from those expressed or implied in this press release. These risks and uncertainties relate to our business, our industry and our common stock and include: our ability to acquire, develop or manage a sufficient number of profitable surgical facilities, including facilities that are not exclusively dedicated to eye related procedures; reduced prices and reimbursement rates for surgical procedures; our ability to maintain successful relationships with the physicians who use our surgical facilities; our future profitability could decrease because of existing agreements with physicians that may require us to sell additional equity interests in our ASCs at varying future intervals; the application of existing or proposed government regulations, or the adoption of new laws and regulations, that could limit our business operations and require us to incur significant expenditures; the continued acceptance of laser vision correction and other refractive surgical procedures; and demand for elective surgical procedures generally and in response to a protracted economic downturn. Readers are encouraged to review a more complete discussion of the factors affecting NovaMed’s business and prospects in its filings with the Securities and Exchange Commission, including the company’s 2003 Form 10-K filed on March 29, 2004. Readers should not place undue reliance on any forward-looking statements. Except as required by the federal securities laws, NovaMed undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.

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CONTACT

Scott T. Macomber

Executive Vice President and Chief Financial Officer

(312) 664-4100

smacomber@novamed.com

NovaMed, Inc.

Condensed Consolidated Statement of Operations

(Dollar amounts in thousands, except per share data; unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Net revenue:
Surgical facilities	$11,143	$9,281	$20,492	$17,828
Product sales and other	4,334	4,737	9,211	9,693

Total net revenue	15,477	14,018	29,703	27,521

Operating expenses:
Salaries, wages and benefits	5,225	4,991	10,303	10,232
Cost of sales and medical supplies	3,719	3,442	7,238	6,792
Selling, general and administrative	3,358	2,949	6,512	5,829
Depreciation and amortization	640	657	1,316	1,294

Total operating expenses	12,942	12,039	25,369	24,147

Operating income	2,535	1,979	4,334	3,374

Interest (income) expense, net	6	2	2	(3)
Minority interest	1,177	678	1,930	1,255
(Gain) loss on sale of minority interests	27	—	(163)	(115)
Other (income) expense, net	(55)	(17)	(61)	(15)

Income before income taxes	1,380	1,316	2,626	2,252
Income tax provision	552	526	1,050	903

Net income from continuing operations	828	790	1,576	1,349
Net income from discontinued operations	—	—	594	4

Net income	$828	$790	$2,170	$1,353

Earnings per common share - diluted:
Earnings from continuing operations	$0.04	$0.04	$0.07	$0.06
Earnings from discontinued operations	—	—	0.03	—

Net earnings per diluted share	$0.04	$0.04	$0.10	$0.06

Shares used in computing diluted earnings per share	22,833	21,756	23,041	21,919

Selected Operating Data:
ASCs operated at end of period	20	16	20	16
Procedures performed during the period	13,948	11,155	25,573	21,456
Cash flow provided by operating activities	$1,672	$1,483	$2,177	$1,524
Cash flow used in investing activities	$(8,554)	$(842)	$(7,959)	$(1,023)
Cash flow provided by (used in) financing activities	$31	$(90)	$242	$(96)

	June 30, 2004	December 31, 2003
Balance Sheet Data:
Cash and cash equivalents	$6,270	$11,801
Accounts receivable, net	11,267	8,219
Working capital	12,636	16,892
Total assets	66,713	63,888
Long-term debt	167	74
Minority interest	6,940	5,841
Shareholders’ equity	51,043	50,113